As filed with the Securities and Exchange Commission on February 6, 2007
        .
Registration No. 333-140460

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
Form F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
ONCOLYTICS BIOTECH INC.
(Exact name of Registrant as specified in its charter)

Alberta	2834	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Suite #210, 1167 Kensington Crescent N.W.
Calgary, Alberta
Canada T2N 1X7
(403) 670-7377
(Address and Telephone Number of Registrant’s Principal Executive Offices)
DL Services, Inc.
1420 Fifth Avenue, Suite 3400
Seattle, Washington 98101
(206) 903-8800
(Name, Address (including Zip Code) and Telephone Number (including Area Code) of Agent for Service in the United States)
Copies to:

Douglas A. Ball Oncolytics Biotech Inc. 210-1167 Kensington Cr. N. W. Calgary, Alberta Canada T2N 1X7 Telephone: (403) 670- 7377	Randal Jones Jason K. Brenkert 370, 17th Street, Suite 4700 Denver, Colorado 80202 Telephone: (303) 629- 3400	Brent W. Kraus Bennett Jones LLP 4500, 855 2nd Street SW Calgary, Alberta Canada T2P 4K7 Telephone: (403) 298-3071	Kevin Keogh White & Case LLP 1155 Avenue of the Americas New York, New York 10036 Telephone: (212) 819-8270	Iain Mant Fasken Martineau DuMoulin LLP 2100-1075 West Georgia Street Vancouver, British Columbia Canada V6E 3G2 Telephone: (604) 631-4734
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.
Province of Alberta, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box):
A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.
Explanatory note: The Registrant hereby amends its Registration Statement on form F-10, previously filed with the Commission on February 5, 2007, to include the amended and restated preliminary short form prospectus filed with the Alberta Securities Commission, which contains the final pricing information for the offering of the Registrant’s units in Canada and the United States.

PART I
INFORMATION REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

A copy of this amended and restated preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Alberta, British Columbia, Manitoba and Ontario but has not yet become final for the purpose of the sale of securities. Information contained in this amended and restated preliminary short form prospectus may not be complete and may have to be amended. These securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any U.S. state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such U.S. state.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Oncolytics Biotech Inc. at Suite 210, 1167 Kensington Crescent N.W., Calgary, Alberta T2N 1X7, telephone (403) 670-7377. In addition, copies of documents incorporated by reference may be obtained from the securities commissions or similar authorities in Canada through the SEDAR website at www.sedar.com. See “Documents Incorporated by Reference”.

Amended and Restated Preliminary Short Form Prospectus

New Issue	February 6, 2007

$12,000,000
4,000,000 Units

We are offering 4,000,000 units at a price of $3.00 per unit. Each unit consists of one of our common shares and one-half of one common share purchase warrant. One whole common share purchase warrant will entitle the holder to purchase one of our common shares upon payment of $3.50 at any time until 5:00 p.m. (Calgary time) on the date that is 36 months following the closing of this offering. The common shares and the warrants comprising the units will separate immediately upon the closing of this offering. See “Details of the Offering”. Our outstanding common shares are listed for trading on the Toronto Stock Exchange (the “TSX”) under the trading symbol “ONC” and on the NASDAQ Capital Market (“NASDAQ”) under the trading symbol “ONCY”. On February 2, 2007, the last trading day prior to the announcement of this offering, the closing price of our common shares on the TSX was $3.25 and on NASDAQ was U.S.$2.74 and on February 5, 2007, the closing price of our common shares on the TSX was $3.25 and on NASDAQ was U.S.$2.73. The offering price of our units was determined by negotiation between us and the underwriter, Canaccord Capital Corporation. There is no market through which the common share purchase warrants may be sold and purchasers may not be able to resell the common share purchase warrants purchased under this short form prospectus. This may affect the pricing of the common share purchase warrants in the secondary market, the transparency and availability of trading prices, the liquidity of such warrants, and the extent of issuer regulation. See “Risk Factors”.

An investment in the units and the underlying securities comprising the units should be considered highly speculative due to the stage and nature of our business and should only be made by persons who can afford a total loss of their investment.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. We have prepared our financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of U.S. companies. Information regarding the impact upon our financial statements of significant differences between Canadian and U.S. generally accepted accounting principles is contained in the notes to the financial statements incorporated by reference in this prospectus.

You should be aware that the purchase of the units may have tax consequences both in the United States and Canada. This prospectus may not describe these tax consequences fully for investors who are resident in, or citizens of, the United States. You should read the tax discussion in this prospectus.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, the majority of our officers, all of our directors and most of the experts named in this prospectus are residents of Canada, and a substantial portion of our assets and the assets of such persons are located outside the United States.

There are certain risk factors that should be carefully reviewed by prospective purchasers. See “Risk Factors”.

Price: $3.00 per Unit

		Underwriter’s	Net Proceeds to
	Price	Fee(1)	the Corporation(2)(3)
Per unit	$3.00	$0.24	$2.76
Total offering	$12,000,000	$960,000	$11,040,000
Notes:

(1)	The underwriter’s fee represents 8% of the offering price.

(2)	Before deducting the expenses associated with this offering, estimated to be $400,000. We will pay the expenses from the proceeds of this offering.

(3)	The underwriter has been granted an option (the “Over-allotment Option”), exercisable, in whole or in part, not later than 30 days after closing of the offering, to purchase up to 600,000 units at a price of $3.00 per unit. This short form prospectus qualifies both the grant of the Over-allotment Option and the issuance of the units upon exercise of the Over-allotment Option. If the Over-allotment Option is fully exercised, the total offering, underwriter’s fee and net proceeds to the Corporation will be $13,800,000, $1,104,000 and $12,696,000, respectively.

Underwriter’s Position	Maximum Size	Exercise Period	Exercise Price
Over-allotment Option	600,000 units	Exercisable not later than 30 days after closing of the offering	$3.00 per unit

Canaccord Capital Corporation, the underwriter, as principal, conditionally offers these securities, subject to prior sale, if, as and when issued by us and accepted by the underwriter in accordance with the conditions contained in the Underwriting Agreement referred to under the heading “Plan of Distribution” and subject to the approval of certain legal matters on behalf of us by Bennett Jones LLP and Dorsey & Whitney LLP, and on behalf of the underwriter by Fasken Martineau DuMoulin LLP and White & Case LLP.

Subscriptions for the units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Definitive certificates representing the common shares and the common share purchase warrants are expected to be available for delivery at the closing of this offering which is expected to occur on or about February 22, 2007 or such other date as we and the underwriter may mutually agree, but in any event not later than March 22, 2007. In connection with this offering, the underwriter may over-allot or effect transactions that stabilize or maintain the market price of our common shares at a level other than that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

In the opinion of our counsel, Bennett Jones LLP, and counsel to the underwriter, Fasken Martineau DuMoulin LLP (collectively, “Counsel”), our common shares offered hereby will, at the date hereof, be qualified investments under the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder as in effect on the date hereof for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans (“Exempt Plans”). In the opinion of Counsel, provided that we deal at arm’s length (within the meaning of the Tax Act) with each person who is an annuitant, a beneficiary, an employer or a subscriber under, or in relation to, an Exempt Plan, as the case be, our common share purchase warrants offered hereby will, at the date hereof, be qualified investments under the Tax Act and the regulations thereunder as in effect on the date hereof for Exempt Plans.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

You should rely only on the information contained in this prospectus. Neither we nor the underwriter have authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our units only in jurisdictions where, and to persons to whom, offers and sales are lawfully permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our units.

Our head office and principal place of business is located at 210, 1167 Kensington Crescent N.W., Calgary, Alberta T2N 1X7. Our registered office is located at 4500 Bankers Hall East, 855-2nd Street S.W., Calgary, Alberta T2P 4K7.

DEFINITIONS AND OTHER MATTERS

In this prospectus, unless otherwise indicated, references to “we”, “us”, “our”, “Oncolytics” or the “Corporation” are to Oncolytics Biotech Inc. All references to “dollars”, “Cdn.$” or “$” are to Canadian dollars and all references to “U.S.$” are to United States dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus is determined using Canadian generally accepted accounting principles.

This prospectus is part of a registration statement on Form F-10 relating to the units that we filed with the U.S. Securities and Exchange Commission (the “SEC”). This prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the units.

We prepare our financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differ from U.S. generally accepted accounting principles (“U.S. GAAP”). Therefore, our financial statements incorporated by reference in this prospectus and in the documents incorporated by reference in this prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP. You should refer to Note 20 of our financial statements for the year ended December 31, 2005 for a discussion of the principal differences between our financial results determined under Canadian GAAP and under U.S. GAAP. For our financial statements as at September 30, 2006, you should refer to our reconciliation of our financial statements as at September 30, 2006 and for the three and nine months ended September 30, 2006 to U.S. GAAP furnished to the SEC on the Company’s Current Report on Form 6-K dated February 5, 2007 and incorporated into this document by reference. See “Documents Incorporated by Reference”.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements that we make contain forward-looking statements reflecting our current beliefs, plans, estimates and expectations. Readers are cautioned that these forward-looking statements involve risks and uncertainties, including, without limitation, clinical trial study delays, product development delays, our ability to attract and retain business partners, future levels of government funding, competition from other biotechnology companies and our ability to obtain the capital required for research, product development, operations and marketing. These factors should be carefully considered and readers should not place undue reliance on our forward-looking statements. Actual events may differ materially from our current expectations due to risks and uncertainties.

Our statements of “belief”, “estimates”, “expectations” and other similar statements are based primarily upon our results derived to date from our research and development program with animals and early stage human results and upon which we believe we have a reasonable scientific basis to expect the particular results to occur. It is not possible to predict, based upon studies in animals or early stage human results, whether a new therapeutic will be proved to be safe and effective in humans. There can be no assurance that the particular result expected by us will occur. Except as required by applicable securities laws, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

ELIGIBILITY FOR INVESTMENT

The common shares and common share purchase warrants, as of the date hereof, are eligible investments, where applicable, subject to compliance with the prudent investment standards and general investment provisions and restrictions of the statutes referred to below (and, where applicable, regulations or guidelines thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment or lending policies and procedures and, in certain cases, the filing of such investment policies and procedures, under the following statutes:

Insurance Companies Act (Canada)
Pension Benefits Standards Act, 1985 (Canada)
Cooperative Credit Associations Act (Canada)
Trust and Loan Companies Act (Canada)
Financial Institutions Act (British Columbia)
Pension Benefits Standards Act (British Columbia)
Alberta Heritage Savings Trust Fund Act (Alberta)
Employment Pension Plans Act (Alberta)
Insurance Act (Alberta)
Loan and Trust Corporations Act (Alberta)
The Insurance Act (Manitoba)
The Pension Benefits Act (Manitoba)
The Trustee Act (Manitoba)
Loan and Trust Corporations Act (Ontario)
Pension Benefits Act (Ontario)
Trustee Act (Ontario)

In addition, in the opinion of Counsel, our common shares offered hereby will, at the date hereof, be qualified investments under the Tax Act and the regulations thereunder as in effect on the date hereof for trusts governed by Exempt Plans. In the opinion of Counsel, provided that we deal at arm’s length (within the meaning of the Tax Act) with each person who is an annuitant, a beneficiary, an employer or a subscriber under, or in relation to, an Exempt Plan, as the case may be, our common share purchase warrants offered hereby will, at the date hereof, be qualified investments under the Tax Act and the regulations thereunder as in effect on the date hereof for Exempt Plans.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary at Suite 210, 1167 Kensington Crescent N.W., Calgary, Alberta T2N 1X7, telephone (403) 670-7377. In addition, copies of documents incorporated by reference may be obtained from the securities commissions or similar authorities in Canada through the SEDAR website at www.sedar.com.

We have filed the following documents with the securities commissions or similar regulatory authorities in the provinces of Canada and such documents are specifically incorporated by reference in this prospectus:

•	our Renewal Annual Information Form dated March 2, 2006, for the year ended December 31, 2005 (the “AIF”);

•	our Management Proxy Circular dated March 24, 2006 relating to the annual and special meeting of shareholders held on April 26, 2006, excluding those portions which are not prescribed by applicable securities laws;

•	our audited financial statements, together with the accompanying notes to the financial statements, for the fiscal years ended December 31, 2005 and 2004 and the auditors’ report thereon addressed to our shareholders;

•	our management’s discussion and analysis of financial condition and results of operations dated March 2, 2006, for the year ended December 31, 2005;

•	our unaudited interim financial statements as at September 30, 2006 and for the three and nine months ended September 30, 2006, together with the notes thereto;

•	our management’s discussion and analysis of financial condition and results of operations dated November 2, 2006, for the three and nine months ended September 30, 2006; and

•	the reconciliation of our financial statements as at September 30, 2006 and for the three and nine months ended September 30, 2006 to U.S. GAAP, filed on February 5, 2007 under the heading “Other”.

Any documents of the type required by National Instrument 44-101 — Short Form Prospectus Distributions of the Canadian Securities Administrators to be incorporated by reference in a short form prospectus, including any annual information form, comparative annual financial statements and the auditors’ report thereon, comparative interim financial statements, management’s discussion and analysis of financial condition and results of operations, material change report (except a confidential material change report), business acquisition report and information circular, if filed by us with the securities commissions or similar authorities in the provinces of Canada after the date of this prospectus and before the termination of the distribution, shall be deemed to be incorporated by reference in this prospectus.

In addition, we incorporate by reference our reconciliation of our financial statements as at September 30, 2006 and for the three and nine months ended September 30, 2006 to U.S. GAAP furnished to the SEC on our Current Report on Form 6-K dated February 5, 2007. Any report filed by us with the SEC pursuant to section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934 after the date of this prospectus until the termination of this distribution shall be deemed to be incorporated by reference into the registration statement of which this prospectus forms a part, if and to the extent expressly provided in such report.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-10 relating to the units. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

We file annual and quarterly financial information and material change reports and other material with the SEC and with the securities commissions or similar regulatory authorities in Canada. Under a multi-jurisdictional disclosure system adopted by the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read and copy any document that we have filed with the SEC at the SEC’s public reference rooms in Washington, D.C. and Chicago, Illinois. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that we have filed with the securities commissions or similar regulatory authorities in Canada at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the Business Corporations Act (Alberta). All of our directors, the majority of our officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all, or a substantial portion of their assets and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of units who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of units who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Bennett Jones LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Bennett Jones LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed DL Services, Inc. at 1420, Fifth Avenue, Suite 3400, Seattle, Washington 98101 as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of, related to, or concerning the offering of the units under this prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) the Underwriting Agreement (as defined below); (iii) the Warrant Indenture (as defined below); (iv) consent of Ernst & Young LLP; (v) consent of Bennett Jones LLP; (vi) consent of Fasken Martineau DuMoulin LLP; and (vii) powers of attorney from our directors and officers.

RISK FACTORS

A prospective purchaser of our units should carefully consider the list of risk factors set forth below as well as the other information contained in and incorporated by reference in this prospectus before purchasing our units.

All of our potential products, including REOLYSIN®, are in the research and development stage and will require further development and testing before they can be marketed commercially.

Prospects for companies in the biotechnology industry generally may be regarded as uncertain given the nature of the industry and, accordingly, investments in biotechnology companies should be regarded as speculative. We are currently in the research and development stage on one product, REOLYSIN®, for human application, the riskiest stage for a company in the biotechnology industry. It is not possible to predict, based upon studies in animals and early stage human clinical trials whether REOLYSIN® will prove to be safe and effective in humans. REOLYSIN® will require additional research and development, including extensive additional clinical testing, before we will be able to obtain the approvals of the relevant regulatory authorities in applicable countries to market REOLYSIN® commercially. There can be no assurance that the research and development programs we conducted will result in REOLYSIN® or any other products becoming commercially viable products, and in the event that any product or products result from the research and development program, it is unlikely they will be commercially available for a number of years.

To achieve profitable operations we, alone or with others, must successfully develop, introduce and market our products. To obtain regulatory approvals for products being developed for human use, and to achieve commercial success, human clinical trials must demonstrate that the product is safe for human use and that the product shows efficacy. Unsatisfactory results obtained from a particular study relating to a program may cause us to abandon our commitment to that program or the product being tested. No assurances can be provided that any current or future animal or human test, if undertaken, will yield favourable results. If we are unable to establish that REOLYSIN® is a safe, effective treatment for cancer, we may be required to abandon further development of the product and develop a new business strategy.

There are inherent risks in pharmaceutical research and development.

Pharmaceutical research and development is highly speculative and involves a high and significant degree of risk. The marketability of any product we develop will be affected by numerous factors beyond our control, including but not limited to:

•	the discovery of unexpected toxicities or lack of sufficient efficacy of products which make them unattractive or unsuitable for human use;

•	preliminary results as seen in animal and/or limited human testing may not be substantiated in larger, controlled clinical trials;

•	manufacturing costs or other production factors may make manufacturing of products ineffective, impractical and non-competitive;

•	proprietary rights of third parties or competing products or technologies may preclude commercialization;

•	requisite regulatory approvals for the commercial distribution of products may not be obtained; and

•	other factors may become apparent during the course of research, up-scaling or manufacturing which may result in the discontinuation of research and other critical projects.

Our products under development have never been manufactured on a commercial scale, and there can be no assurance that such products can be manufactured at a cost or in a quantity to render such products commercially viable. Production and utilization of our products may require the development of new manufacturing technologies and expertise. The impact on our business in the event that new manufacturing technologies and expertise are required to be developed is uncertain. There can be no assurance that we will successfully meet any of these technological challenges, or others that may arise in the course of development.

Pharmaceutical products are subject to intense regulatory approval processes.

The regulatory process for pharmaceuticals, which includes preclinical studies and clinical trials of each compound to establish its safety and efficacy, takes many years and requires the expenditure of substantial resources. Moreover, if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Failure to comply with applicable regulatory requirements can, among other things, result in suspension of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. Further, government policy may change, and additional government regulations may be established that could prevent or delay regulatory approvals for our products. In addition, a marketed drug and its manufacturer are subject to continual review. Later discovery of previously unknown problems with the product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market.

The U.S. Food and Drug Administration (the “FDA”) in the United States and similar regulatory authorities in other countries may deny approval of a new drug application if required regulatory criteria are not satisfied, or may require additional testing. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. The FDA and similar regulatory authorities in other countries may require further testing and surveillance programs to monitor the pharmaceutical product that has been commercialized. Non-compliance with applicable requirements can result in fines and other judicially imposed sanctions, including product withdrawals, product seizures, injunction actions and criminal prosecutions.

In addition to our own pharmaceuticals, we may supply active pharmaceutical ingredients and advanced pharmaceutical intermediates for use in our customers’ drug products. The final drug products in which the pharmaceutical ingredients and advanced pharmaceutical intermediates are used, however, are subject to regulation for safety and efficacy by the FDA and other jurisdictions, as the case may be. Such products must be approved by such agencies before they can be commercially marketed. The process of obtaining regulatory clearance for marketing is uncertain, costly and time consuming. We cannot predict how long the necessary regulatory approvals will take or whether our customers will ever obtain such approval for their products. To the extent that our customers do not obtain the necessary regulatory approvals for marketing new products, our product sales could be adversely affected.

The FDA and other governmental regulators have increased requirements for drug purity and have increased environmental burdens upon the pharmaceutical industry. Because pharmaceutical drug manufacturing is a highly regulated industry, requiring significant documentation and validation of manufacturing processes and quality control assurance prior to approval of the facility to manufacture a specific drug, there can be considerable transition time between the initiation of a contract to manufacture a product and the actual initiation of manufacture of that product. Any lag time in the initiation of a contract to manufacture product and the actual initiation of manufacture could cause us to lose profits or incur liabilities.

The pharmaceutical regulatory regime in Europe and other countries is, by and large, generally similar to that of the United States. We could face similar risks in these other jurisdictions, as the risks described above.

Our operations and products may be subject to other government manufacturing and testing regulations.

Securing regulatory approval for the marketing of therapeutics by the FDA in the United States and similar regulatory agencies in other countries is a long and expensive process, which can delay or prevent product development and marketing. Approval to market products may be for limited applications or may not be received at all.

The products we anticipate manufacturing will have to comply with the FDA’s current Good Manufacturing Practices (“cGMP”) and other FDA, and local government guidelines and regulations, including other international regulatory requirements and guidelines. Additionally, certain of our customers may require the manufacturing facilities contracted by us to adhere to additional manufacturing standards, even if not required by the FDA. Compliance with cGMP regulations requires manufacturers to expend time, money and effort in production, and to maintain precise records and quality control to ensure that the product meets applicable specifications and other requirements. The FDA and other regulatory bodies periodically inspect drug-manufacturing facilities to ensure compliance with applicable cGMP requirements. If the manufacturing facilities contracted by us fail to comply with the cGMP requirements, the facilities may become subject to possible FDA or other regulatory action and manufacturing at the facility could consequently be suspended. We may not be able to contract suitable alternative or back-up manufacturing facilities on terms acceptable to us or at all.

The FDA or other regulatory agencies may also require the submission of any lot of a particular product for inspection. If the lot product fails to meet the FDA requirements, then the FDA could take any of the following actions: (i) restrict the release of the product; (ii) suspend manufacturing of the specific lot of the product; (iii) order a recall of the lot of the product; or (iv) order a seizure of the lot of the product.

We are subject to regulation by governments in many jurisdictions and, if we do not comply with healthcare, drug, manufacturing and environmental regulations, among others, our existing and future operations may be curtailed, and we could be subject to liability.

In addition to the regulatory approval process, we may be subject to regulations under local, provincial, state, federal and foreign law, including requirements regarding occupational health, safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other present and future local, provincial, state, federal and foreign regulations.

The biotechnology industry is extremely competitive and we must successfully compete with larger companies with substantially greater resources.

Technological competition in the pharmaceutical industry is intense and we expect competition to increase. Other companies are conducting research on therapeutics involving the Ras pathway as well as other novel treatments or therapeutics for the treatment of cancer which may compete with our product. Many of these competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than us. In addition, many of these competitors have significantly greater experience in undertaking research, preclinical studies and human clinical trials of new pharmaceutical products, obtaining regulatory approvals and manufacturing and marketing such products. In addition, there are several other companies and products with which we may compete from time to time, and which may have significantly better and larger resources than us. Accordingly, our competitors may succeed in manufacturing and/or commercializing products more rapidly or effectively, which could have a material adverse effect on our business, financial condition or results of operations.

We anticipate that we will face increased competition in the future as new products enter the market and advanced technologies become available. There can be no assurance that existing products or new products developed by our competitors will not be more effective, or be more effectively manufactured, marketed and sold, than any that may be developed or sold by us. Competitive products may render our products obsolete and uncompetitive prior to recovering research, development or commercialization expenses incurred with respect to any such products.

We rely on patents and proprietary rights to protect our technology.

Our success will depend, in part, on our ability to obtain patents, maintain trade secret protection and operate without infringing the rights of third parties. We have patents in the United States, Canada and Europe and have filed applications for patents in the United States and under the PCT, allowing us to file in other jurisdictions. See “Narrative Description — Patent and Patent Application Summary” in the AIF and “Recent Developments — New Patents” in this prospectus. Our success will depend, in part, on our ability to obtain, enforce and maintain patent protection for our technology in Canada, the United States and other countries. We cannot be assured that patents will issue from any pending applications or that claims now or in the future, if any, allowed under issued patents will be sufficiently broad to protect our technology. In addition, no assurance can be given that any patents issued to or licensed by us will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide continuing competitive advantages to us.

The patent positions of pharmaceutical and biotechnology firms, including us, are generally uncertain and involve complex legal and factual questions. In addition, it is not known whether any of our current research endeavours will result in the issuance of patents in Canada, the United States, or elsewhere, or if any patents already issued will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States and Canada may be maintained in secrecy until at least 18 months after filing of the original priority application, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we or any licensor were the first to create inventions claimed by pending patent applications or that we or the licensor was the first to file patent applications for such inventions. Loss of patent protection could lead to generic competition for these products, and others in the future, which would materially and adversely affect our financial prospects for these products.

Similarly, since patent applications filed before November 29, 2000 in the United States may be maintained in secrecy until the patents issue or foreign counterparts, if any, publish, we cannot be certain that we or any licensor were the first creator of inventions covered by pending patent applications or that we or such licensor were the first to file patent applications for such inventions. There is no assurance that our patents, if issued, would be held valid or enforceable by a court or that a competitor’s technology or product would be found to infringe such patents.

Accordingly, we may not be able to obtain and enforce effective patents to protect our proprietary rights from use by competitors, and the patents of other parties could require us to stop using or pay to use certain intellectual property, and as such, our competitive position and profitability could suffer as a result.

In addition, we may be required to obtain licenses under patents or other proprietary rights of third parties. No assurance can be given that any licenses required under such patents or proprietary rights will be available on terms acceptable to us. If we do not obtain such licenses, we could encounter delays in introducing one or more of our products to the market while we attempt to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. In addition, we could incur substantial costs in defending ourselves in suits brought against us on such patents or in suits in which our attempts to enforce our own patents against other parties.

Our products may fail or cause harm, subjecting us to product liability claims, which are uninsured.

The sale and use of our products entail risk of product liability. We currently do not have any product liability insurance. There can be no assurance that we will be able to obtain appropriate levels of product liability insurance prior to any sale of our pharmaceutical products. An inability to obtain insurance on economically feasible terms or to otherwise protect against potential product liability claims could inhibit or prevent the commercialization of products developed by us. The obligation to pay any product liability claim or a recall of a product could have a material adverse effect on our business, financial condition and future prospects.

We have limited manufacturing experience and intend to rely on third parties to commercially manufacture our products, if and when developed.

To date, we have relied upon a contract manufacturer to manufacture small quantities of REOLYSIN®. The manufacturer may encounter difficulties in scaling up production, including production yields, quality control and quality assurance. Only a limited number of manufacturers can supply therapeutic viruses and failure by the manufacturer to deliver the required quantities of REOLYSIN® on a timely basis at a commercially reasonable price may have a material adverse effect on us. We have completed a program for the development of a commercial process for manufacturing REOLYSIN® and have filed a number of patent applications related to the process. There can be no assurance that we will successfully obtain sufficient patent protection related to our manufacturing process.

New products may not be accepted by the medical community or consumers.

Our primary activity to date has been research and development and we have no experience in marketing or commercializing products. We will likely rely on third parties to market our products, assuming that they receive regulatory approvals. If we rely on third parties to market our products, the commercial success of such product may be outside of our control. Moreover, there can be no assurance that physicians, patients or the medical community will accept our product even if it proves to be safe and effective and is approved for marketing by Health Canada, the FDA and other regulatory authorities. A failure to successfully market our product would have a material adverse effect on our revenue.

Our technologies may become obsolete.

The pharmaceutical industry is characterized by rapidly changing markets, technology, emerging industry standards and frequent introduction of new products. The introduction of new products embodying new technologies, including new manufacturing processes, and the emergence of new industry standards may render our products obsolete, less competitive or less marketable. The process of developing our products is extremely complex and requires significant continuing development efforts and third party commitments. Our failure to develop new technologies and products and the obsolescence of existing technologies could adversely affect our business.

We may be unable to anticipate changes in our potential customer requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing technologies, develop new technology that addresses the increasing sophistication and varied needs of the market, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using our new technologies or exploiting our niche markets effectively or adapting our businesses to evolving customer or medical requirements or preferences or emerging industry standards.

We are highly dependent on third party relationships for research and clinical trials.

We rely upon third party relationships for assistance in the conduct of research efforts, pre-clinical development and clinical trials, and manufacturing. In addition, we expect to rely on third parties to seek regulatory approvals for and to market our product. Although we believe that our collaborative partners will have an economic motivation to commercialize our product included in any collaborative agreement, the amount and timing of resources diverted to these activities generally is expected to be controlled by the third party. Furthermore, if we cannot maintain these relationships, our business may suffer.

We have no operating revenues and a history of losses.

To date, we have not generated operating revenues to offset our research and development costs and accordingly have not generated positive cash flow or made an operating profit. As of December 31, 2005, we had an accumulated deficit of approximately $50.7 million and as at September 30, 2006, we had an accumulated deficit of approximately $60.1 million. We have incurred net losses of approximately $12.8 million, $13.0 million, and $8.5 million for the years ended December 31, 2005, 2004, and 2003, respectively. For the nine months ended September 30, 2006, we incurred a net loss of approximately $9.4 million. We anticipate that we will continue to incur significant losses during 2007 and in the foreseeable future. We will not reach profitability until after successful commercialization of one or more of our products. Even if one or more of our products are profitably commercialized, the initial losses incurred by us may never be recovered.

We may need additional financing in the future to fund the research and development of our products and to meet our ongoing capital requirements.

As at December 31, 2005, we had cash and cash equivalents (including short-term investments) of $40.4 million and working capital of approximately $39.3 million. As at September 30, 2006, we had cash and cash equivalents (including short-term investments) of $31.5 million and working capital of approximately $30.4 million. We believe our existing capital resources are adequate to fund our current plans for research and development activities well into 2008 without the use of the proceeds from this offering. We anticipate that we may need additional financing in the future to fund research and development and to meet our ongoing capital requirements. The amount of future capital requirements will depend on many factors, including continued scientific progress in our drug discovery and development programs, progress in our pre-clinical and clinical evaluation of drug candidates, time and expense associated with filing, prosecuting and enforcing our patent claims and costs associated with obtaining regulatory approvals. In order to meet such capital requirements, we will consider contract fees, collaborative research and development arrangements, and additional public or private financings (including the incurrence of debt and the issuance of additional equity securities) to fund all or a part of particular programs as well as potential partnering or licensing opportunities. There can be no assurance that additional funding will be available or, if available, that it will be available on commercially acceptable terms. If adequate funds are not available on terms favorable to us, we may have to reduce substantially or eliminate expenditures for research and development, testing, production and marketing of our proposed product, or obtain funds through arrangements with corporate partners that require us to relinquish rights to certain of our technologies or product. There can be no assurance that we will be able to raise additional capital if our current capital resources are exhausted.

The cost of director and officer liability insurance may increase substantially and may affect our ability to retain quality directors and officers.

We carry liability insurance on behalf of our directors and officers. Given a number of large director and officer liability insurance claims in the U.S. equity markets, director and officer liability insurance has become increasingly more expensive with increased restrictions. Consequently, there is no assurance that we will continue to be offered this insurance or be able to obtain adequate coverage. The inability to acquire the appropriate insurance coverage will limit our ability to attract and maintain directors and officers as required to conduct our business.

We are dependent on our key employees and collaborators.

Our ability to develop the product will depend, to a great extent, on our ability to attract and retain highly qualified scientific personnel and to develop and maintain relationships with leading research institutions. Competition for such personnel and relationships is intense. We are highly dependent on the principal members of our management staff as well as our advisors and collaborators, the loss of whose services might impede the achievement of development objectives. The persons working with us are affected by a number of influences outside of our control. The loss of key employees and/or key collaborators may affect the speed and success of product development.

We presently carry key man insurance in the amounts of $1,500,000, $1,000,000 and $500,000 for Dr. Thompson, Dr. Coffey and Mr. Ball, respectively.

Our share price may be highly volatile.

Market prices for securities of biotechnology companies generally are volatile. This increases the risk of securities litigation. Factors such as announcements (publicly made or at scientific conferences) of technological innovations, new commercial products, patents, the development of proprietary rights, results of clinical trials, regulatory actions, publications, quarterly financial results, our financial position, public concern over the safety of biotechnology, future sales of shares by us or our current shareholders and other factors could have a significant effect on the market price and volatility of the common shares.

We incur some of our expenses in foreign currencies and therefore we are exposed to foreign currency exchange rate fluctuations.

We incur some of our manufacturing, clinical and consulting expenses in foreign currencies (to date mainly in the U.S. and the UK). Over the past year the Canadian dollar has appreciated to these currencies thereby decreasing the Canadian dollar equivalent. However, if this trend reverses, our Canadian dollar equivalent costs will increase.

Also, as we expand to other foreign jurisdictions there may be an increase in our foreign exchange exposure.

We earn interest income on our excess cash reserves and are exposed to changes in interest rates.

We invest our excess cash reserves in investment vehicles that provide a rate of return with little risk to principal. As interest rates change the amount of interest income we earn will be directly impacted.

We believe we are a passive foreign investment company, which may have a material affect on U.S. holders.

We believe we are a “passive foreign investment company” (“PFIC”), which may have a material affect on U.S. holders. United States income tax legislation contains rules governing PFICs, which can have significant tax effects on U.S. holders of foreign corporations. A U.S. holder who holds stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to United States federal income taxation under one of two alternative tax regimes at the election of each such U.S. holder. The U.S. federal income tax consequences to a U.S. holder of the acquisition, ownership, and disposition of common shares will depend on whether such U.S. holder makes an election to treat the Corporation as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). You should consult your tax advisor as to the consequences of acquiring, owning or disposing of our common shares.

There is no market for the common share purchase warrants offered under this prospectus.

There is no market through which the common share purchase warrants may be sold and purchasers may not be able to resell the common share purchase warrants purchased under this short form prospectus. This may affect the pricing of the common share purchase warrants in the secondary market, the transparency and availability of trading prices, the liquidity of such warrants, and the extent of issuer regulation.

ONCOLYTICS BIOTECH INC.

Oncolytics Biotech Inc. was incorporated pursuant to the provisions of the Business Corporations Act (Alberta) on April 2, 1998 as 779738 Alberta Ltd. On April 8, 1998, we amended our articles and changed our name to Oncolytics Biotech Inc. On July 29, 1999, we further amended our articles by removing the private company restrictions and subdividing our issued and outstanding 2,222,222 common shares to create 6,750,000 common shares. Our head office and principal place of business is located at 210, 1167 Kensington Crescent N.W., Calgary, Alberta T2N 1X7. Our registered office is located at 4500 Bankers Hall East, 855-2nd Street S.W., Calgary, Alberta T2P 4K7.

OUR BUSINESS

We focus on the discovery and development of oncolytic viruses for the treatment of cancers that have not been successfully treated with conventional therapeutics. Recent scientific advances in oncology, virology, and molecular biology have created opportunities for new approaches to the treatment of cancer. The product we are presently developing may represent a novel treatment for Ras mediated cancers which can be used as an alternative to existing cytotoxic or cytostatic therapies, as an adjuvant therapy to conventional chemotherapy, radiation therapy, or surgical resections. It could also potentially be used to treat certain cellular proliferative disorders for which no current therapy exists.

Our technologies are based primarily on discoveries in the Department of Microbiology and Infectious Diseases at the University of Calgary in the 1990’s. Oncolytics was formed in 1998 to explore the natural oncolytic capability of the reovirus, a virus that preferentially replicates in cells with an activated Ras pathway.

The lead product being developed by us may represent a novel treatment for certain tumour types and some cellular proliferative disorders. Our lead product is a virus that is able to replicate specifically in, and hence kill, certain tumour cells both in tissue culture as well as in a number of animal models without damaging normal cells.

Our potential product for human use, REOLYSIN®, is developed from the reovirus. This virus has been demonstrated to replicate specifically in tumour cells bearing an activated Ras pathway. Activating mutations of Ras occur in approximately thirty per cent of all human tumours directly, but considering its central role in signal transduction, activation of the Ras pathway may play a role in approximately two-thirds of all tumours.

The functionality of REOLYSIN® is based upon the finding that tumours bearing an activated Ras pathway are deficient in their ability to activate the anti-viral response mediated by the host cellular protein, Protein Kinase R (“PKR”). Since PKR is responsible for preventing reovirus replication, tumour cells lacking the activity of PKR are susceptible to reovirus infections. As normal cells do not possess Ras activations, these cells are able to thwart reovirus infections by the activity of PKR. In a tumour cell with an activated Ras pathway, reovirus is able to freely replicate and hence kill the host tumour cell. The result of this replication is progeny viruses that are then free to infect surrounding cancer cells. This cycle of infection, replication and cell death is believed to be repeated until there are no longer any tumour cells carrying an activated Ras pathway available.

The following schematic illustrates the molecular basis of how the reovirus kills cancer cells.

For both non-cancer cells, and cancer cells with an activated Ras pathway, virus binding, entry, and production of viral genes all proceed normally. In the case of normal cells however, the viral genes cause the activation of the anti-viral response that is mediated by the host cell’s PKR, thus blocking the replication of the reovirus. In cells with an activated Ras pathway, the activation of PKR is prevented or reversed by an element of the Ras signal transduction pathway, thereby allowing the replication of the reovirus in these cancer cells. The end result of this replication is the death of the cancer cell. The action of the Ras pathway in allowing reovirus replication to ensue can be mimicked in non-cancerous cells by treating these cells with the chemical 2-aminopurine (2-AP) which prevents the activation of PKR.

RECENT DEVELOPMENTS

REOLYSIN® Development

We continue to develop our lead product REOLYSIN® as a possible cancer therapy. Our goal each year is to advance REOLYSIN® through the various steps and stages of development required for potential pharmaceutical products. In order to achieve this goal, we actively manage the development of our clinical trial program, our pre-clinical and collaborative programs, our manufacturing process, REOLYSIN® supply, and our intellectual property.

Clinical Trial Program

We are directing a broad clinical trial program with the objective of developing REOLYSIN® as a human cancer therapeutic. The clinical program includes human trials using REOLYSIN® alone and in combination with radiation and chemotherapy, and delivered via local administration and/or intravenous administration.

Based on indications of activity in our clinical trial program to date, Oncolytics’ Phase II clinical trial program may include combination chemotherapy/REOLYSIN® trials including colorectal, prostate, pancreatic and non-small cell lung cancer, and combination radiation/ REOLYSIN® trials in a number of tumour types. In addition, the U.S. National Cancer Institute (“NCI”) has solicited proposals to conduct two trials using REOLYSIN® as a monotherapy for melanoma and ovarian cancers.

Clinical Trial Chart

The following chart shows the states of clinical trials that have been completed or that are in progress.

Trial Program and Cancer
Delivery Method	Indication	Location	Status

Intravenous administration in combination with gemcitabine	pancreatic, lung, ovarian	United Kingdom	Approval to commence
Intravenous administration in combination with docetaxel	bladder, prostate, lung, upper gastro-intestinal	United Kingdom	Approval to commence
Intravenous administration in combination with paclitaxel and carboplatin	melanoma, lung, ovarian	United Kingdom	Approval to commence
Local therapy in combination with radiation	Phase II various metastatic tumours, including head & neck	United Kingdom	Ongoing
Local therapy in combination with radiation	Phase I various metastatic tumours	United Kingdom	Phase Ia complete Phase Ib ongoing
Infusion monotherapy	Phase I/II recurrent malignant gliomas	United States	Ongoing
Intravenous administration monotherapy	Phase I various metastatic tumours	United Kingdom	Complete
Intravenous administration monotherapy	Phase I various metastatic tumours	United States	Complete
Local monotherapy	Phase I recurrent malignant gliomas	Canada	Complete
Local monotherapy	T2 prostate cancer	Canada	Complete
Local monotherapy	Phase I trial for various subcutaneous tumours	Canada	Complete

U.K. Combination Gemcitabine and REOLYSIN® Clinical Trial

In January 2007, we received approval from the U.K. Medicines and Healthcare products Regulatory Agency (the “MHRA”) to begin a clinical trial using intravenous administration of REOLYSIN® in combination with gemcitabine (Gemzar®) in patients with advanced cancers including pancreatic, lung and ovarian. The trial has two components. The first is an open-label, dose-escalating, non-randomized study of REOLYSIN® given intravenously with gemcitabine every three weeks. A standard dosage of gemcitabine will be delivered with escalating dosages of REOLYSIN®. A maximum of three cohorts will be enrolled in the REOLYSIN® dose escalation portion. The second component of the trial will immediately follow and will include the enrolment of a further 12 patients at the maximum dosage of REOLYSIN® in combination with a standard dosage of gemcitabine. Eligible patients include those who have been diagnosed with advanced or metastatic solid tumours including pancreatic, lung and ovarian cancers that are refractory (have not responded) to standard therapy or for which no curative standard therapy exists. The primary objective of the trial is to determine the MTD, DLT, recommended dose and dosing schedule and safety profile of REOLYSIN® when administered in combination with gemcitabine. Secondary objectives include the evaluation of immune response to the drug combination, the body’s response to the drug combination compared to chemotherapy alone and any evidence of anti-tumour activity.

U.K. Combination Docetaxel and REOLYSIN® Clinical Trial

In January 2007, we received approval from the MHRA for our Clinical Trial Application to begin a clinical trial using intravenous administration of REOLYSIN® in combination with docetaxel (Taxotere®) in patients with advanced cancers including bladder, prostate, lung and upper gastro-intestinal. The trial has two components. The first is an open-label, dose-escalating, non-randomized study of REOLYSIN® given intravenously with docetaxel every three weeks. A standard dosage of docetaxel will be delivered with escalating dosages of REOLYSIN®. A maximum of three cohorts will be enrolled in the REOLYSIN® dose escalation portion. The second component of the trial will immediately follow and will include the enrolment of a further 12 patients at the maximum dosage of REOLYSIN® in combination with a standard dosage of docetaxel. Eligible patients include those who have been diagnosed with advanced or metastatic solid tumours such as bladder, lung, prostate or upper gastro-intestinal cancers that are refractory (have not responded) to standard therapy or for which no curative standard therapy exists. The primary objective of the trial is to determine the Maximum Tolerated Dose (“MTD”), Dose-Limiting Toxicity (“DLT”), recommended dose and dosing schedule and safety profile of REOLYSIN® when administered in combination with docetaxel. Secondary objectives include the evaluation of immune response to the drug combination, the body’s response to the drug combination compared to chemotherapy alone and any evidence of anti-tumour activity.

U.K. Combination Paclitaxel and Carboplatin with REOLYSIN® Clinical Trial

In December 2006, the MHRA approved a clinical trial using intravenous administration of REOLYSIN® in combination with paclitaxel and carboplatin in patients with advanced cancers including melanoma, lung and ovarian. The trial has two components. The first is an open-label, dose-escalating, non-randomized study of REOLYSIN® given intravenously with paclitaxel and carboplatin every three weeks. Standard dosages of paclitaxel and carboplatin will be delivered with escalating dosages of REOLYSIN®. A maximum of three cohorts will be enrolled in the REOLYSIN® dose escalation portion. The second component of the trial will immediately follow and will include the enrolment of a further 12 patients at the maximum dosage of REOLYSIN® in combination with standard dosages of paclitaxel and carboplatin. Eligible patients include those who have been diagnosed with advanced or metastatic solid tumours including melanoma, lung and ovarian that are refractory (have not responded) to standard therapy or for which no curative standard therapy exists. The primary objective of the trial is to determine the MTD, DLT, recommended dose and dosing schedule and safety profile of REOLYSIN® when administered in combination with paclitaxel and carboplatin. Secondary objectives include the evaluation of immune response to the drug combination, the body’s response to the drug combination compared to chemotherapy alone and any evidence of anti-tumour activity.

U.K. Phase II Combination REOLYSIN®/radiation Clinical Trial

In December 2006, we commenced enrolment in our Phase II U.K. clinical trial to evaluate the anti-tumour effects of intratumoural administration of REOLYSIN® in combination with low-dose radiation in patients with advanced cancers.

The trial is an open-label, single-arm, multi-centre Phase II study of REOLYSIN® delivered via intratumoural injection to patients during treatment with low-dose radiotherapy. Up to 40 evaluable patients, including approximately 20 patients with head and neck and esophageal cancers, and approximately 20 patients with other advanced cancers, will be treated with two intratumoural doses of REOLYSIN® at 1x1010 TCID50 with a constant localized radiation dose of 20 Gy in five consecutive daily fractions. Eligible patients include those who have been diagnosed with advanced or metastatic cancers including head, neck and esophageal tumours that are refractory (have not responded) to standard therapy or for which no curative standard therapy exists.

The primary objective of the trial is to assess the anti-tumour activity of the combination of REOLYSIN® and low dose radiotherapy in treated and untreated lesions. Secondary objectives include the evaluation of viral replication, immune response to the virus and to determine the safety and tolerability of intratumoural administration of REOLYSIN® in patients with advanced cancers who are receiving radiation treatment.

U.K. Phase Ia/Ib Combination REOLYSIN®/Radiation Clinical Trial

During the third quarter of 2006, we commenced patient enrolment in our Phase Ib U.K. clinical trial investigating REOLYSIN® in combination with radiation therapy as a treatment for patients with advanced cancers. The Phase Ib trial will treat patients with a range of two to six intratumoural doses of REOLYSIN® at 1x1010 TCID50 with a constant radiation dose of 36 Gy in 12 fractions.

The primary objective of our Phase Ib trial is to determine the maximum tolerated dose, dose limiting toxicity, and safety profile of REOLYSIN® when administered intratumourally to patients receiving radiation treatment. A secondary objective is to examine any evidence of anti-tumour activity. Eligible patients include those who have been diagnosed with advanced or metastatic solid tumours that are refractory (have not responded) to standard therapy or for which no curative standard therapy exists. An additional group of patients is planned to be treated at the maximum dose regimen reached in the Ib trial.

Patient enrolment in our Ia combination REOLYSIN®/radiation trial was completed in June 2006. The Phase Ia trial tested two intratumoural treatments of REOLYSIN® at dosages of 1x108, 1x109, or 1x1010 TCID50 with a constant localized radiation dose of 20 Gy given in five fractions. A maximum tolerated dose was not reached and the combination treatment appears to have been well tolerated by the patients.

Interim results of the Phase Ia trial were presented at the American Association for Cancer Research Annual Meeting in Washington, D.C. in April 2006. Preliminary analysis has demonstrated evidence of both local and systemic response.

U.S. Phase I/II Recurrent Malignant Glioma Clinical Trial

During the third quarter of 2006, we began patient enrolment in our clinical trial to investigate the use of REOLYSIN® for patients with recurrent malignant gliomas. This clinical trial is an open-label dose escalation Phase I/II trial in which a single dose of REOLYSIN® is administered by infusion to patients with recurrent malignant gliomas that are refractory to standard therapy. The administration involves the stereotactically-guided placement of a needle into the tumour, through which REOLYSIN® will be administered or infused into the tumour mass and surrounding tissue using a pump.

The primary objective of the study is to determine the maximum tolerated dose, dose limiting toxicity and safety profile of REOLYSIN®. Secondary objectives include the evaluation of viral replication, immune response to the virus and any evidence of anti-tumour activity.

U.K. Phase I Systemic Administration Clinical Trial

Further results of our U.K. Phase I Systemic Administration Clinical Trial were presented at the 18th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in November 2006 in Prague, Czech Republic. A poster entitled “A Phase I Study of Wild-Type Reovirus, Which Selectively Replicates in Cells Expressing Activated Ras, Administered Intravenously to Patients with Advanced Cancer” was presented by Dr. Timothy Yap of The Royal Marsden Foundation Trust and the Institute of Cancer Research.

Results indicated that REOLYSIN® can be delivered systemically to various tumour types and cause virus-mediated tumour responses. A total of 33 patients were treated in the trial to a maximum daily dose of 1x1011 TCID50. Of 32 patients assessed, anti-tumour activity was noted in seven patients. Two patients with colorectal cancer had tumour stabilization (one for three months, the other classified as stable disease for six months) and had CEA tumour marker reduction of 27% and 60% respectively. One patient with metastatic prostate cancer had stable disease for four months, had a 50% decrease in PSA, and had extensive product-induced necrosis with associated intratumoural viral replication in metastatic lesions in the lymph nodes. One patient with metastatic bladder cancer had stable disease for four months and had a minor tumour response in a metastatic lesion in a lymph node. A patient with pancreatic cancer and a patient with NSCL cancer had stable disease for four months. A patient with endometrial cancer had stable disease for five months.

U.S. Phase I Systemic Administration Clinical Trial

During the third quarter of 2006, we completed patient enrolment in our Phase I U.S. clinical trial investigating the systemic delivery of REOLYSIN® to treat patients with advanced cancers. A total of 18 patients were treated in the Phase I trial with REOLYSIN® at escalating dosages of 1x108, 3x108, 1x109, 3x109, 1x1010 or 3x1010 TCID50. A maximum tolerated dose was not reached and the treatment appears to have been well tolerated by the patients.

The clinical trial is an open-label, dose-escalation Phase I study in which a single dose of REOLYSIN® is administered intravenously to patients diagnosed with selected advanced or metastatic solid tumours that are refractory (have not responded) to standard therapy or for which no curative standard therapy exists. The primary objective of the study is to determine the maximum tolerated dose, dose limiting toxicity and safety profile of REOLYSIN®. Secondary objectives include the evaluation of viral replication, immune response to the virus and any evidence of anti-tumour activity.

Pre-Clinical Trial and Collaborative Program

We perform pre-clinical studies and engage in collaborations to help support our clinical trial programs and expand our intellectual property base. We continue with studies examining the interaction between the immune system and the reovirus, the use of the reovirus as a co-therapy with chemotherapeutics and radiation, the use of new RAS active viruses as potential therapeutics, and to consider other uses for the reovirus as a therapeutic.

In January 2007, Dr. Sheila Fraser of St. James’s University Hospital in Leeds, U.K. presented an abstract entitled “Reovirus as a Potentially Immunogenic as well as Cytotoxic Therapy for Metastatic Colorectal Cancer” at the Society of Academic & Research Surgery Conference in Cambridge, U.K. The investigators tested reovirus in vitro against recently resected colorectal cancer liver metastases. The results showed that a significant proportion of tumour cell cultures showed susceptibility to death following reovirus infection, and also demonstrated effective replication of reovirus within these cells. In addition, dendritic cells that prime the immune system to fight cancer cells were activated by exposure to the reovirus. The investigators concluded that the data supports the development of reovirus as a novel therapy for colorectal cancer, with the potential to direct the immune system to target cancer cells.

In November 2006, Dr. Shizuko Sei of SAIC-Frederick Inc., prime contractor the National Cancer Institute at Frederick (“NCI-F”) presented a poster at the 18th EORTC-NCI-AACR symposium on Molecular Targets and Cancer Therapeutics in Prague, Czech Republic. The poster was entitled “Synergistic Antitumor Activity of Oncolytic Reovirus and Chemotherapeutic Agents against Non-small Cell Lung Cancer (NSCLC)”. The research focused on work conducted by the NCI with reovirus in combination with a number of common chemotherapeutic agents. In general, the combination of reovirus with cisplatin, gemcitabine, mitomycin or vinblastine was synergistic against NSCLC cell lines sensitive to anti-cancer drugs. The combination of reovirus and paclitaxel was uniformly synergistic in all six cell lines examined, including in those with high-level resistance to paclitaxel or reovirus. The data suggest that the combination of reovirus and paclitaxel may help in promoting cell-death signaling, resulting in a more efficient and synergistic anti-cancer effect against these cell lines than using each agent on its own.

On September 9, 2006 a poster, prepared by one of our collaborators, entitled “Reovirus Activates Dendritic Cells and Promotes Innate Anti-Tumour Immunity” was presented at the 1st Joint Meeting of European National Societies of Immunology. The poster highlighted the researchers’ use of isolated human cells to examine whether the use of the reovirus as a direct tumour killing agent might also activate the innate immune system to play a role in the killing of tumour cells. The innate immune system is the broad, short-term and non-specific first-line immune response to an infection. The research showed that the reovirus can infect and activate immature human dendritic cells. The reovirus-activated dendritic cells triggered anti-tumour cytotoxicity when co-cultured with two other types of immune cells, natural killer cells and autologous T-cells. The researchers concluded that the reovirus may support early innate anti-tumour immunity as well as inducing direct tumour cell death.

Other Clinical Trial Activity

We continue to develop our Phase II clinical trial program which includes the assessment of different cancer indications and potential drug combinations, the interviewing and selection of investigators and clinical trial sites, and the contracting of Contract Research Organizations.

Manufacturing and Process Development

We have completed the production runs that should provide us with sufficient product to complete our U.K. Phase II combination REOLYSIN®/radiation clinical trial and our existing Phase I clinical trials. At the same time, our process development activity helped improve virus yields from our manufacturing process. We completed the transfer of these improvements to our cGMP manufacturer at the beginning of the third quarter of 2006 and began production runs under this improved process. These production runs are expected to provide sufficient REOLYSIN® to expand our Phase II clinical trial program. Our process development activity has now shifted focus to the examination of the potential scale up of our manufacturing process.

New Patents

The following table sets forth certain patent issuances in select jurisdictions since the filing of our AIF:

Title	Ownership	Inventors	Status of Patent

Patent Number U.S. 6,994,858 Reovirus Clearance of Ras-Mediated Neoplastic Cells from Mixed Cellular Compositions	Oncolytics Biotech Inc.	Dr. Don Morris Dr. Bradley G. Thompson Dr. Matthew C. Coffey	Filing date: Issued:	May 3, 2001 February 7, 2006
Patent Number U.S. 7,014,847 Methods for Preventing Reovirus Recognition for the Treatment of Cellular Proliferative Disorders	Oncolytics Biotech Inc.	Dr. Bradley G. Thompson Dr. Matthew C. Coffey	Filing date: Issued:	March 28, 2003 March 21, 2006
Patent Number U.S. 7,049,127 Method of Producing Infectious Reovirus	Oncolytics Biotech Inc.	Dr. Bradley G. Thompson Dr. Matthew C. Coffey	Filing date: Issued:	December 11, 2003 May 23, 2006
Patent Number U.S. 7,052,832 Methods for the Treatment of Cellular Proliferative Disorders	Oncolytics Biotech Inc.	Dr. Matthew C. Coffey	Filing date: Issued:	November 6, 2001 May 30, 2006
Patent Number U.S. 7,163,678 Reovirus for the Treatment of Ral-Mediated Cellular Proliferative Disorders	Oncolytics Biotech Inc.	Dr. Patrick W.K. Lee Dr. Kara L. Norman	Filing date: Issued:	November 6, 2003 January 16, 2007
Canadian Patent Number 2,415,750 Methods for Preventing Reovirus Recognition for the Treatment of Cellular Proliferative Disorders	Oncolytics Biotech Inc.	Dr. Bradley G. Thompson Dr. Matthew C. Coffey	Filing date: Issued:	July 20, 2001 March 28, 2006
European Patent Number: 1,498,129 Use of Adenoviruses Mutated in the VA Genes for Cancer Treatment	Oncolytics Biotech Inc.	Dr. Ramon Alemany Dr. Manel M. Cascallo	Filing date: Issued:	March 25, 2003 November 16, 2005

New Directors and Officer

Ed Levy and Ger J. van Amersfoort were appointed to our board of directors on May 17, 2006 and June 15, 2006, respectively. On January 23, 2007, Mary Ann Dillahunty was appointed as our Vice President, Intellectual Property.

USE OF PROCEEDS

Assuming that the Over-allotment Option is not exercised, the estimated net proceeds to be received by us from the sale of the units will be $10,640,000 after deducting the underwriter’s fee of $960,000 and the estimated expenses of the offering of $400,000. If the Over-allotment Option is exercised in full, the estimated net proceeds to be received by us from the sale of the units will be $12,296,000 after deducting the underwriter’s fee of $1,104,000 and the estimated expenses of the offering of $400,000. The net proceeds for this offering will be used by us for our clinical trial program, our manufacturing activities in support of the program and general corporate purposes.

CAPITALIZATION

On September 30, 2006, we had 36,386,748 common shares issued and outstanding. Since September 30, 2006, we have issued 134,000 common shares pursuant to the exercise of stock options. As at February 6, 2007, we have 36,520,748 common shares issued and outstanding. If all of our warrants and options outstanding as of February 6, 2007 were exercised, we would have 42,830,698 common shares issued and outstanding. Following this offering, we will have 40,520,748 common shares issued and outstanding (48,830,698 common shares on a fully-diluted basis). Following this offering and assuming the Over-allotment Option is exercised in full, we will have 41,120,748 common shares issued and outstanding (49,730,698 common shares on a fully-diluted basis).

DETAILS OF THE OFFERING

This offering consists of 4,000,000 units at a price of $3.00 per unit. Each unit consists of one common share and one-half of one common share purchase warrant. Each whole common share purchase warrant will entitle the holder to purchase one of our common shares upon payment of $3.50 at any time until 5:00 p.m. (Calgary time) on the date that is 36 months following the closing of this offering. The common shares and the common share purchase warrants comprising the units will separate immediately on the closing of the offering.

Common Shares

We are authorized to issue an unlimited number of common shares. Each common share entitles the holder to one vote per share held at meetings of shareholders, to receive such dividends as declared by us and to receive our remaining property and assets upon dissolution or winding up. Our common shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such shares.

Warrants

The common share purchase warrants will be governed by an indenture (the “Warrant Indenture”) to be entered into between us and Computershare Trust Company of Canada, as agent for the holders of the common share purchase warrants. The following descriptions are subject to the detailed provisions of the Warrant Indenture.

Each whole warrant will entitle the holder to purchase one of our common shares at a price of $3.50, subject to adjustment as summarized below. All rights under any common share purchase warrants that for any reason have not been exercised by 5:00 p.m. (Calgary time) on the date that is 36 months following the closing of this offering will terminate and the certificate representing such common share purchase warrant will be void.

There is no market through which the common share purchase warrants may be sold and purchasers may not be able to resell the common share purchase warrants purchased under this prospectus. This may affect the pricing of the common share purchase warrants in the secondary market, the transparency and availability of trading prices, the liquidity of such common share purchase warrants, and the extent of issuer regulation.

Common share purchase warrants will be evidenced by fully registered certificates. A register of holders will be maintained at the principal office of Computershare Trust Company of Canada in Calgary, Alberta. One or more certificates may be exchanged for one or more certificates of different denominations evidencing in the aggregate the same number of common share purchase warrants as the certificate or certificates being exchanged.

The Warrant Indenture will provide that the share ratio and exercise price of the common share purchase warrants will be subject to adjustment in the event of a subdivision or consolidation of our common shares. The Warrant Indenture will also provide that if there is (a) any reclassification or change of our common shares into other shares, (b) any consolidation, amalgamation, arrangement or other business combination of Oncolytics resulting in any reclassification or change of our common shares into other shares, or (c) any sale, lease, exchange or transfer of our assets as an entity or substantially as an entirety to another entity, then each holder of a common share purchase warrant which is thereafter exercised shall receive, in lieu of common shares, the kind and number or amount of other securities or property which such holder would have been entitled to receive as a result of such event if such holder had exercised the common share purchase warrants prior to the event.

We will also covenant in the Warrant Indenture that, during the period in which the common share purchase warrants are exercisable, we will give public notice of our intention to fix a record date for the issuance of rights, options or warrants (other than the common share purchase warrants comprising part of the units) to all or substantially all of the holders of our outstanding common shares at least 14 days prior to the record date of such event.

To the extent that the holder of a common share purchase warrant would otherwise be entitled to purchase a fraction of a common share, Oncolytics, in lieu of issuing a fractional common share, shall pay to the holder thereof within five business days of exercise an amount in Canadian dollars equal to the difference between the “Current Market Price” of the common shares on the exercise date multiplied by the fractional interest, provided that Oncolytics shall make only one payment for each beneficial holder exercising such common share purchase warrants and shall not be required to make any payment that is less than $10.00. Holders of common share purchase warrants do not have any voting or pre-emptive rights or any other rights as shareholders of Oncolytics.

It is a closing condition of this offering that we file and clear a short form base shelf prospectus with the Alberta Securities Commission and concurrently, pursuant to the multi-jurisdictional disclosure system, file and bring effective a registration statement on Form F-10 with the SEC. Further, it is a closing condition of the closing of this offering that we file with the Alberta Securities Commission a prospectus supplement and with the SEC a post-effective amendment to the registration statement registering the offering of our common shares issuable from time to time on the exercise of the common share purchase warrants. We have agreed to use reasonable efforts to maintain the base shelf prospectus and the registration statement, or another registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the common shares underlying the common share purchase warrants, effective until the earlier of the expiration date of the common share purchase warrants and the date on which no common share purchase warrants remain outstanding. No U.S. Person or person holding common share purchase warrants for the benefit of or for the account of a U.S. Person will be permitted to exercise common share purchase warrants during any period of time prior to the expiration date of the common share purchase warrants during which no registration statement under the Securities Act is effective. If no registration statement under the Securities Act is effective, we will notify the holders of the common share purchase warrants in the United States, in accordance with the Warrant Indenture.

Reference is made to the Warrant Indenture for the full text of the attributes of the common share purchase warrants.

PLAN OF DISTRIBUTION

Under an underwriting agreement dated February 6, 2007 (the “Underwriting Agreement”) between us and the underwriter, we have agreed to sell and the underwriter has agreed to purchase on February 22, 2007 or on such other date as we and the underwriter may mutually agree, but in any event not later than March 22, 2007 (subject to the termination rights described below), all but not less than all of the 4,000,000 units offered hereby at a price of $3.00 per unit for total consideration of $12,000,000 payable in cash to us against delivery of certificates representing the common shares and common share purchase warrants comprising the units. The obligations of the underwriter under the Underwriting Agreement may be terminated at its discretion upon the occurrence of certain stated events. The underwriter is, however, obligated to take up and pay for all of the units if any of the units are purchased under the Underwriting Agreement.

The offering price was determined by negotiation between us and the underwriter. We have agreed to pay to the underwriter a fee equal to 8% of the gross proceeds of the offering, equal to $0.24 per unit in consideration of services rendered by it in connection with this offering. All fees payable to the underwriter will be paid on account of services rendered in connection with the offering and will be paid from the proceeds from the offering.

We have granted the underwriter the Over-allotment Option, exercisable, in whole or in part, for a period of up to 30 days after closing of the offering, to purchase up to an additional 600,000 units, each unit consisting of one of our common shares and one-half of one common share purchase warrant, at the offering price, to cover over-allotments, if any, and for market stabilization purposes. The grant of the Over-allotment Option and the issuance of the units upon exercise of the Over-allotment Option are qualified for distribution under this prospectus. If the Over-allotment Option is exercised in full, the total offering, the underwriter’s fee and the net proceeds to the Corporation (before payment of the expenses of the offering) will be $13,800,000, $1,104,000 and $12,696,000, respectively.

This offering is being made concurrently in Canada and the United States pursuant to the multi-jurisdictional disclosure system implemented by the securities regulatory authorities in Canada and the United States. The units will be offered in Canada and the United States through the underwriter either directly or through its U.S. or Canadian broker-dealer affiliate or agent registered in each jurisdiction, as applicable. Subject to applicable law, the underwriter may offer the units outside of Canada and the United States.

We have agreed to indemnify the underwriter and its directors, officers, employees and agents against certain liabilities, including liabilities under the Securities Act and Canadian provincial securities legislation, in connection with the offering or to contribute to payments that the underwriter may be required to make in respect thereof.

We have agreed not to issue or announce the issuance of any equity securities or any securities convertible into, exchangeable for or exercisable to acquire equity securities without the prior consent of the underwriter until a date which is 90 days after the closing date of this offering, other than pursuant to: (i) presently outstanding rights, or agreements, including options, warrants and other convertible securities and any rights which have been granted, issued or will be issued under the offering, subject to any necessary regulatory approval; (ii) presently outstanding options granted to officers, directors, employees or consultants of the Corporation or any subsidiary thereof pursuant to the Oncolytics’ stock option plan (the “Option Plan”); (iii) the Option Plan; or (iv) arm’s length corporate alliances, partnerships, mergers or acquisitions.

Pursuant to a rule of the Ontario Securities Commission, the underwriter may not, throughout the period of distribution under this prospectus, bid for or purchase our common shares. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, our common shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of Market Regulation Services Inc. relating to market stabilization and passive market-making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Under the first-mentioned exception, in connection with the offering, the underwriter may over-allot or effect transactions which stabilize or maintain the market price for the common shares at levels other than those which might otherwise prevail in the open market. Those transactions, if commenced, may be discontinued at any time.

Our common shares are listed on the TSX under the trading symbol “ONC” and on the NASDAQ under the trading symbol “ONCY”. On February 2, 2007, the last trading day prior to the announcement of this offering, the closing price of our common shares on the TSX was $3.25 and on NASDAQ was U.S.$2.74 and on February 5, 2007, the closing price of our common shares on the TSX was $3.25 and on NASDAQ was U.S.$2.74. We have applied to list the (i) common shares comprising part of the units; (ii) common shares issuable upon exercise of the common share purchase warrants comprising part of the units; and (iii) the common shares to be issued on the exercise of the Over-allotment Option on the TSX and NASDAQ. Listing will be subject to the Corporation fulfilling the applicable listing requirements of the TSX and NASDAQ.

United States Securities Law Compliance

It is a closing condition of the closing of this offering that we file and clear a short form base shelf prospectus with the Alberta Securities Commission and concurrently, pursuant to the multi-jurisdictional disclosure system, file and bring effective a registration statement on Form F-10 with the SEC. Further, it is a closing condition of the closing of this offering that we file with the Alberta Securities Commission a prospectus supplement and with the SEC a post-effective amendment to the registration statement registering the offering of our common shares issuable from time to time on the exercise of the Warrants. No U.S. Person or person holding Warrants on behalf or for the account of a U.S. Person may exercise the Warrants during any period of time when a registration statement covering such common shares is not effective. See “Details of the Offering — Warrants”.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Counsel, the following is a general summary of the principal Canadian federal income tax considerations generally applicable to an investment in units pursuant to this offering. This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act and the Regulations publicly announced by the Government of Canada prior to the date hereof (the “Proposed Amendments”) and Counsels’ understanding of the prevailing administrative views of the Canada Revenue Agency (the “CRA”). This summary is not exhaustive of all possible Canadian federal income tax considerations and except for the Proposed Amendments does not otherwise take into account any changes in law, whether by legislative, governmental or judicial action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations. There can be no assurance that the Proposed Amendments will be enacted in their current form or at all.

This summary is applicable only to investors who acquire such units pursuant to this offering and who for the purposes of the Tax Act and at all relevant times will hold the common shares and common share purchase warrants acquired under this offering as capital property, deal at arm’s length, and are not affiliated with us and do not use or hold, and are not deemed to use or hold, their common shares and common share purchase warrants in, or in the course of, carrying on a business in Canada. Common shares and common share purchase warrants will generally constitute capital property to an investor provided that the investor does not hold such securities in the course of carrying on a business and has not acquired such securities in a transaction or transactions considered to be an adventure or concern in the nature of trade. This summary does not apply to investors who are “financial institutions” or “specified financial institutions” for the purposes of the Tax Act. Such investors should consult their own tax advisors for advice.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor. Accordingly, all prospective investors are urged to consult their own tax advisors with respect to their particular circumstances.

Residents of Canada

This portion of the summary is applicable to an investor who, for the purposes of the Tax Act and at all relevant times, is resident or is deemed to be resident in Canada. Certain investors who are resident in Canada for the purposes of the Tax Act whose common shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such common shares treated as capital property.

Allocation of Purchase Price

For the purposes of the Tax Act, the purchase price of each unit offered hereby must be allocated, on a reasonable basis, between the common share and the one-half of a common share purchase warrant acquired on the acquisition of the unit in order to determine the respective cost of the common share and the fractional common share purchase warrant to the investor. Oncolytics believes that it is reasonable to allocate a nominal value of the purchase price of each unit to the fractional common share purchase warrant. Purchasers will be required to allocate, on a reasonable basis, the purchase price of a unit between the common share and the one-half of a common share purchase warrant. However, such allocation is not binding upon the CRA.

The portion of the purchase price of each unit allocated to the common share and to the one-half common share purchase warrant, respectively, will become an investor’s acquisition cost of the common share and the one-half common share purchase warrant for income tax purposes. These amounts must generally be averaged with the adjusted cost base of all other common shares and common share purchase warrants, respectively, held by the investor as capital property to determine the adjusted cost base of all such common shares and common share purchase warrants to the investor.

Exercise of Common Share Purchase Warrants

An investor will not realize a gain or a loss upon the exercise of a common share purchase warrant. For the purposes of the Tax Act, when a common share purchase warrant is exercised, the investor’s adjusted cost base of the common share acquired thereby will (subject to averaging) be the aggregate of the investor’s adjusted cost base of the common share purchase warrant and the exercise price paid on the exercise of the common share purchase warrant.

Expiry of Common Share Purchase Warrants

The expiry of an unexercised common share purchase warrant will generally result in a capital loss to the investor equal to the adjusted cost base of the common share purchase warrant immediately prior to the expiry. The tax treatment of capital losses is described in greater detail below under “Treatment of Capital Gains and Capital Losses”.

Disposition of Common Shares or Common Share Purchase Warrants

In general, a disposition, or a deemed disposition, of a common share, other than to us, or a common share purchase warrant, other than on the exercise thereof, will give rise to a capital gain (or a capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition of the common share or common share purchase warrant, as the case may be, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the common share or common share purchase warrant, as the case may be, to the holder thereof. The tax treatment of capital gains and capital losses are described in greater detail below under “Treatment of Capital Gains and Capital Losses”.

Treatment of Capital Gains and Capital Losses

In the year of disposition an investor will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) in income, and will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized by the investor. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act. A capital gain realized by an investor who is an individual (including certain trusts) may give rise to alternative minimum tax. A “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to an additional 6 2/3% refundable tax under the Tax Act on certain investment income, including taxable capital gains.

The amount of any capital loss realized on the disposition or deemed disposition of a common share by an investor that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on the common share to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where an investor that is a corporation is a member of a partnership or is beneficiary of a trust that owns common shares and where common shares are owned by a partnership or trust of which a partnership or trust is a partner or beneficiary. Investors to whom these rules may be relevant should consult their own tax advisors.

Dividends

Dividends (including deemed dividends) received on common shares will be included in computing the investor’s income. On June 29, 2006, the Government of Canada released draft legislation which would provide for an enhanced dividend tax credit for eligible dividends (as discussed in such draft legislation) paid by us on common shares acquired by individuals pursuant to this offering. In the case of an individual investor, such dividends will generally be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from taxable Canadian corporations. In the case of a corporation, such dividends will generally be deductible in computing the corporation’s taxable income. An investor that is a “private corporation”, as defined in the Tax Act, or any other corporation resident in Canada and controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) will generally be liable to pay a refundable tax at the rate of 33 1/3% under Part IV of the Tax Act on dividends received (or deemed to be received) on common shares to the extent such dividends are deductible in computing its taxable income.

Non-Residents of Canada

This portion of the summary is applicable to an investor who, for the purposes of the Tax Act and at all relevant times, is not, and has never been, resident in Canada and is not, and has never been, deemed to be resident in Canada, does not use or hold, and is not deemed to use or hold, common shares in, or in the course of, carrying on business in Canada, and is not an insurer who carries on an insurance business in Canada and elsewhere (a “Non-Resident Holder”).

Allocation of the Purchase Price

A Non-Resident Holder will be required to allocate the purchase price of each unit between the common share and the one-half of a common share purchase warrant in the same manner described above under “Residents of Canada — Allocation of Purchase Price”.

Disposition of Common Shares and Common Share Purchase Warrants

A Non-Resident Holder will be subject to tax under the Tax Act in respect of a disposition of common shares only to the extent such common shares constitute “taxable Canadian property” for purposes of the Tax Act and the Non-Resident Holder is not afforded relief from such tax under an applicable income tax treaty.

The common shares will normally not be taxable Canadian property at a particular time provided that: (i) the common shares are listed on a prescribed stock exchange at the particular time (which includes the TSX); (ii) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length (within the meaning of the Tax Act), or the Non-Resident Holder together with such persons, did not own 25% or more of the issued shares of any class or series of Oncolytics at any time during the 60-month period preceding the particular time; and (iii) such common shares are not otherwise deemed under the Tax Act to be taxable Canadian property at the particular time.

A Non-Resident Holder will not be subject to tax under the Tax Act on the exercise of common share purchase warrants. A disposition of common share purchase warrants (other than on the exercise thereof) will be subject to tax under the Tax Act only to the extent that such common share purchase warrants constitute “taxable Canadian property” for purposes of the Tax Act and the Non-Resident Holder is not afforded relief under an applicable income tax treaty.

The common share purchase warrants will normally not be taxable Canadian property at a particular time provided that: (i) the common shares are listed on a prescribed stock exchange at the particular time (which includes the TSX); (ii) the common share purchase warrants held by the Non-Resident Holder, together with any other options or rights held by the Non-Resident Holder to acquire our shares , were not exerciseable into 25% or more of the issued shares of any class or series of Oncolytics at any time during the 60-month period preceding the particular time; and (iii) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length (within the meaning of the Tax Act), or the Non-Resident Holder together with such persons, did not own 25% or more of the issued shares of any class or series of Oncolytics at any time during the 60-month period preceding the particular time.

A Non-Resident Holder who is subject to tax under the Tax Act on a disposition of common shares or common share purchase warrants will generally be required to compute such gains in the same manner described above under “Residents of Canada — Disposition of Common Shares or Common Share Purchase Warrants”.

Dividends

Dividends paid or credited, or which are deemed to be paid or credited, on the common shares will be subject to a Canadian non-resident withholding tax of 25%, subject to reduction of such rate under an applicable income tax treaty. For example, Non-Resident Holders who are residents of the United States for the purposes of the Canada-United States Tax Convention, 1980 will generally have such rate of withholding reduced to 15% (or 5% if such Non-Resident Holder owns at least 10% of the voting stock of Oncolytics).

Non-Resident Holders should consult their tax advisors with respect to the tax implications of acquiring shares pursuant to this offering in their jurisdiction of residence and the application of any bilateral income tax treaty between Canada and their jurisdiction of residence.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material anticipated U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition of units purchased pursuant to this U.S. Preliminary Placement Memorandum, the exercise, disposition, and lapse of warrants acquired through such units, and the acquisition, ownership, and disposition of common shares acquired through such units.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the acquisition of units purchased pursuant to this U.S. Preliminary Placement Memorandum, the exercise, disposition, and lapse of warrants, or the acquisition, ownership, and disposition of common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences of the acquisition of units purchased pursuant to this U.S. Preliminary Placement Memorandum, the exercise, disposition, and lapse of warrants, and the acquisition, ownership, and disposition of common shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition of units purchased pursuant to this U.S. Preliminary Placement Memorandum, the exercise, disposition, and lapse of warrants, or the acquisition, ownership, and disposition of common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Notice Pursuant To IRS Circular 230:  Anything contained in this summary concerning any U.S. federal tax issue is not intended or written to be used, and it cannot be used by a U.S. Holder, for the purpose of avoiding federal tax penalties under the Internal Revenue Code. This summary was written to support the promotion or marketing of the transactions or matters addressed by this U.S. Preliminary Placement Memorandum. Each U.S. Holder should seek U.S. federal tax advice, based on such U.S. Holder’s particular circumstances, from an independent tax advisor.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this U.S. Preliminary Placement Memorandum. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of units, warrants, or common shares acquired through such units, as the case may be, that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S., or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of units, warrants, or common shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders of the acquisition of units purchased pursuant to this U.S. Preliminary Placement Memorandum, the exercise, disposition, and lapse of warrants, or the acquisition, ownership, and disposition of common shares. Accordingly, a non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) of the acquisition of units purchased pursuant to this U.S. Preliminary Placement Memorandum, the exercise, disposition, and lapse of warrants, and the acquisition, ownership, and disposition of common shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that are liable for the alternative minimum tax under the Code; (f) U.S. Holders that own units, warrants, or common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired units, warrants, or common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders that hold units, warrants, or common shares other than as a capital asset within the meaning of Section 1221 of the Code; or (i) U.S. Holders that own (directly, indirectly, or constructively) 10% or more of the total combined voting power of the outstanding shares of the Corporation. U.S. Holders that are subject to special provisions under the Code, including

U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the acquisition of units purchased pursuant to this U.S. Preliminary Placement Memorandum, the exercise, disposition, and lapse of warrants, and the acquisition, ownership, and disposition of common shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds units, warrants, or common shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the acquisition of units purchased pursuant to this U.S. Preliminary Placement Memorandum, the exercise, disposition, and lapse of warrants, and the acquisition, ownership, and disposition of common shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to U.S. Holders of the acquisition of units purchased pursuant to this U.S. Preliminary Placement Memorandum, the exercise, disposition, and lapse of warrants, or the acquisition, ownership, and disposition of common shares. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the acquisition of units purchased pursuant to this U.S. Preliminary Placement Memorandum, the exercise, disposition, and lapse of warrants, and the acquisition, ownership, and disposition of common shares.

U.S. Federal Income Tax Consequences of the Acquisition of Units

For U.S. federal income tax purposes, the acquisition of a unit by a U.S. Holder will be treated as the acquisition of an “investment unit” consisting of two components: one common share and one-half of one warrant. The purchase price for each unit will be allocated between these two components in proportion to their relative fair market values on the date that the unit is purchased by the U.S. Holder. This allocation of the purchase price for each unit will establish a U.S. Holder’s initial tax basis in the common share and the one-half of one warrant that comprise each unit for U.S. federal income tax purposes.

For this purpose, the Corporation will allocate U.S.$2.09 of the purchase price for each unit to the common share and U.S.$0.45 of the purchase price for each unit to the one-half of one warrant. The IRS will not be bound by the Corporation’s allocation of the purchase price for each unit between the common share and the one-half of one warrant, and accordingly, the IRS may allocate the purchase price for each unit between the common share and the one-half of one warrant in a manner that is different than the allocation set forth above. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the allocation of the purchase price for each unit between the common share and the one-half of one warrant.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a warrant and related receipt of a common share (except if cash is received in lieu of the issuance of a fractional common share). A U.S. Holder’s initial tax basis in the common share received on the exercise of a warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such warrant. A U.S. Holder’s holding period for the common share received on the exercise of a warrant should begin on the date that such warrant is exercised by such U.S. Holder.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the warrant sold or otherwise disposed of. Subject to the “passive foreign investment company” rules discussed below, any such gain or loss generally will be a capital gain or loss (provided that the common share to be issued on the exercise of such warrant would have been a capital asset within the meaning of Section 1221 of the Code if acquired by the U.S. Holder), which will be long-term capital gain or loss if the warrant is held for more than one year.

Expiration of Warrants Without Exercise

Upon the lapse or expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the warrant. Any such loss generally will be a capital loss (provided that the common share to be issued on the exercise of such warrant would have been a capital asset if acquired by the U.S. Holder). Any such capital loss will be short-term capital loss or long-term capital loss, depending on whether the warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or assets of the Corporation, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Corporation). (See more detailed discussion of the rules applicable to distributions made by the Corporation at “Distributions on Common Shares” below).

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares

Distributions on Common Shares

General Taxation of Distributions

Subject to the “passive foreign investment company” rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to the common shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Corporation. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Corporation, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common shares and, (b) thereafter, as gain from the sale or exchange of such common shares. (See more detailed discussion at “Disposition of Common Shares” below). Dividends paid on the common shares generally will not be eligible for the “dividends received deduction.”

Reduced Tax Rates for Certain Dividends

For taxable years beginning before January 1, 2011, a dividend paid by the Corporation generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) the Corporation is a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on common shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date.”

The Corporation generally will be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (a) the Corporation is eligible for the benefits of the Canada-U.S. Tax Convention, or (b) the common shares are readily tradable on an established securities market in the U.S. However, even if the Corporation satisfies one or more of such requirements, the Corporation will not be treated as a QFC if the Corporation is a “passive foreign investment company” (as defined below) for the taxable year during which the Corporation pays a dividend or for the preceding taxable year.

As discussed below, the Corporation anticipates that it may qualify as a “passive foreign investment company” for the taxable year ending December 31, 2007 and subsequent taxable years, depending on the assets and income of the Corporation over the course of the taxable year ending December 31, 2007. (See more detailed discussion at “Additional Rules that May Apply to U.S. Holders — Passive Foreign Investment Corporation” below). Accordingly, there can be no assurances that the Corporation will be a QFC for the current or any future taxable year or that the Corporation will be able to certify that it is a QFC in accordance with the certification procedures issued by the Treasury and the IRS.

If the Corporation is not a QFC, a dividend paid by the Corporation to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the dividend rules.

Distributions Paid in Foreign Currency

The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Disposition of Common Shares

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of common shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the common shares sold or otherwise disposed of. Subject to the “passive foreign investment company” rules discussed below, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the common shares are held for more than one year. Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of common shares generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules. (See more detailed discussion at “Foreign Tax Credit” below).

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Foreign Tax Credit

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends received on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a taxable year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends received on the common shares generally will constitute “foreign source” income and generally will be categorized as “passive income.” The foreign tax credit rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, common shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

Information Filing Required by Certain U.S. Holders

A U.S. Holder may be required to file Form 926 with the IRS if (a) immediately after acquiring the units pursuant to this U.S. Preliminary Placement Memorandum, such U.S. Holder owns, directly or indirectly, at least 10% of the total voting power or the total value of the outstanding shares of the Corporation or (b) the purchase price of the units, when aggregated with all other transfers of cash by such U.S. Holder (or any person related to such U.S. Holder) to the Corporation within the preceding 12 month period, exceeds U.S.$100,000. A U.S. Holder that fails to properly and timely file Form 926 with the IRS generally will be subject to a penalty equal to 10% of the purchase price for the units (subject to a maximum penalty of U.S.$100,000, unless the failure to file is due to intentional disregard). Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting requirements that may apply with respect to the acquisition of the units.

Additional Rules that May Apply to U.S. Holders

If the Corporation is a “passive foreign investment company” (as defined below), the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares.

Passive Foreign Investment Corporation

The Corporation generally will be a “passive foreign investment company” under Section 1297 of the Code (a “PFIC”) if, for a taxable year, (a) 75% or more of the gross income of the Corporation for such taxable year is passive income or (b) on average, 50% or more of the assets held by the Corporation either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if the Corporation is not publicly traded and either is a “controlled foreign corporation” or makes an election). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

For purposes of the PFIC income test and asset test described above, if the Corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Corporation will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Corporation from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

In addition, if the Corporation is a PFIC and owns shares of another foreign corporation that also is a PFIC, under certain indirect ownership rules, a disposition of the shares of such other foreign corporation or a distribution received from such other foreign corporation generally will be treated as an indirect disposition by a U.S. Holder or an indirect distribution received by a U.S. Holder, subject to the rules of Section 1291 of the Code discussed below. To the extent that gain recognized on the actual disposition by a U.S. Holder of the common shares or income recognized by a U.S. Holder on an actual distribution received on the common shares was previously subject to U.S. federal income tax under these indirect ownership rules, such amount generally should not be subject to U.S. federal income tax.

The Corporation anticipates that it may qualify as a PFIC for the taxable year ending December 31, 2007 and for subsequent taxable years. Whether the Corporation will, in fact, qualify as a PFIC for the taxable year ending December 31, 2007 will depend on the assets and income of the Corporation over the course of the taxable year ending December 31, 2007 and, as a result, cannot be predicted with certainty as of the date of this U.S. Preliminary Private Placement Memorandum. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding whether the Corporation will qualify as a PFIC for the taxable year ending December 31, 2007 and in subsequent taxable years.

Default PFIC Rules Under Section 1291 of the Code

If the Corporation is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of common shares will depend on whether such U.S. Holder makes an election to treat the Corporation as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of common shares and (b) any excess distribution paid on the common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder’s holding period for the common shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares, and any excess distribution paid on the common shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the common shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder’s holding period for the common shares (other than years prior to the first taxable year of the Corporation beginning after December 31, 1986 for which the Corporation was not a PFIC) will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder’s holding period for the common shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year.

If the Corporation is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds common shares, the Corporation will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Corporation ceases to be a PFIC in one or more subsequent years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares were sold on the last day of the last taxable year for which the Corporation was a PFIC.

QEF Election

A U.S. Holder that makes a QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Corporation, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Corporation, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which the Corporation is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Corporation. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Corporation to the extent that such distribution represents “earnings and profits” of the Corporation that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the common shares in which the Corporation was a PFIC.

A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such first year. However, if the Corporation was a PFIC in a prior year, then in addition to filing the QEF Election documents, a U.S. Holder must elect to recognize (a) gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if the common shares were sold on the qualification date or (b) if the Corporation was also a CFC, such U.S. Holder’s pro rata share of the post-1986 “earnings and profits” of the Corporation as of the qualification date. The “qualification date” is the first day of the first taxable year in which the Corporation was a QEF with respect to such U.S. Holder. The election to recognize such gain or “earnings and profits” can only be made if such U.S. Holder’s holding period for the common shares includes the qualification date. By electing to recognize such gain or “earnings and profits,” such U.S. Holder will be deemed to have made a timely QEF Election. In addition, under very limited circumstances, a U.S. Holder may make a retroactive QEF Election if such U.S. Holder failed to file the QEF Election documents in a timely manner.

A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, the Corporation ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which the Corporation is not a PFIC. Accordingly, if the Corporation becomes a PFIC in another subsequent taxable year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any such subsequent taxable year in which the Corporation qualifies as a PFIC. In addition, the QEF Election will remain in effect (although it will not be applicable) with respect to a U.S. Holder even after such U.S. Holder disposes of all of such U.S. Holder’s direct and indirect interest in the common shares. Accordingly, if such U.S. Holder reacquires an interest in the Corporation, such U.S. Holder will be subject to the QEF rules described above for each taxable year in which the Corporation is a PFIC.

Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a QEF Election. The Corporation will make available to U.S. Holders, upon their request, timely and accurate information as to its status as a PFIC and will use commercially reasonable efforts to provide to a purchaser acquiring common shares pursuant to this Private Placement Memorandum that is a U.S. Holder all information that a U.S. Holder making a QEF Election is required to obtain for U.S. federal income tax purposes.

Under applicable Treasury Regulations, a person that holds an option, warrant, or other right to acquire shares of a PFIC may not make a QEF Election that will apply to either (a) the option, warrant, or other right or (b) the shares of the PFIC subject to the option, warrant, or other right. In addition, under Treasury Regulations, if a person holds an option, warrant, or other right to acquire shares of a PFIC, the holding period with respect to the shares of the PFIC acquired on the exercise of such option, warrant, or other right will include the period that the option, warrant, or other right was held.

Accordingly, a U.S. Holder of the warrants may not make a QEF Election that will apply to either the warrants or the common shares subject to the warrants. The general effect of these special rules is that (a) excess distributions paid on common shares acquired on exercise of the warrants, and gains recognized on the sale or other taxable disposition of common shares acquired on exercise of the warrants, will be spread over a U.S. Holder’s entire holding period for such warrants and common shares (pursuant to the rules of Section 1291 of the Code discussed above) and (b) if a U.S. Holder makes a QEF Election on the exercise of the warrants and receipt of the common shares, that election generally will not be a timely QEF Election with respect to such common shares (and the rules of Section 1291 of the Code discussed above will continue to apply). It appears, however, that a U.S. Holder receiving common shares on the exercise of the warrants should be eligible to make an effective QEF Election as of the first day of the taxable year of such U.S. Holder beginning after the receipt of such common shares if such U.S. Holder also makes an election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares were sold on such date at fair market value. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the application of the PFIC rules to the warrants and the common shares. received on exercise of the warrants.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the common shares are marketable stock. The common shares generally will be “marketable stock” if the common shares are regularly traded on a qualified exchange or other market. For this purpose, a “qualified exchange or other market” includes (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, surveillance, and other requirements designed to prevent fraudulent and manipulative acts and practices, remove impediments to and perfect the mechanism of a free, open, fair, and orderly market, and protect investors (and the laws of the country in which the foreign exchange is located and the rules of the foreign exchange ensure that such requirements are actually enforced) and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If the common shares are traded on such a qualified exchange or other market, the common shares generally will be “regularly traded” for any calendar year during which the common shares are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder makes a Mark-to-Market Election after the beginning of such U.S. Holder’s holding period for the common shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which the Corporation is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares as of the close of such taxable year over (b) such U.S. Holder’s adjusted tax basis in such common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the common shares over (ii) the fair market value of such common shares as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (ii) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years.

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years).

A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a Mark-to-Market Election.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Corporation is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

The PFIC rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

LEGAL MATTERS

Certain legal matters relating to the securities offered hereby will be passed upon on behalf of us by Bennett Jones LLP and Dorsey & Whitney LLP and on behalf of the underwriter by Fasken Martineau DuMoulin LLP and White & Case LLP. The partners and associates of each of Bennett Jones LLP and Fasken Martineau DuMoulin LLP, as a group, beneficially own, directly or indirectly, less than 1% of our securities.

LEGAL PROCEEDINGS

We are not involved in or aware of any present or pending legal proceedings against us involving us jointly or separately as a party.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Our auditors are Ernst & Young LLP, Chartered Accountants, 1000, 440-2nd Avenue S.W., Calgary, Alberta T2P 5E9.

The transfer agent and registrar for our common shares is Computershare Trust Company of Canada at its principal offices in the cities of Calgary, Alberta and Toronto, Ontario.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

AUDITORS’ CONSENT

We consent to the use of our report dated February 8, 2006 to the shareholders of Oncolytics Biotech Inc. (“Oncolytics”) incorporated by reference in the short form prospectus dated February  ● , 2007 of Oncolytics relating to the sale and issuance of 4,000,000 units.

Calgary, Canada	(signed) ●

February ● , 2007	Chartered Accountants

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS
Under the Business Corporations Act (Alberta), Oncolytics Biotech Inc. (the “Corporation”) may indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer or a body corporate of which the Corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding to which the individual is involved because of that association with the Corporation or other entity, and the Corporation may advance moneys to such an individual for the costs, charges and expenses of such a proceeding. The Corporation may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. In addition, the individual must repay any moneys advanced by the Corporation if the individual has not fulfilled the conditions set out in the preceding sentence. Such indemnification or advance of moneys may be made in connection with a derivative action only with court approval. Such an individual is entitled to indemnification from the Corporation as a matter of right if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and the individual fulfilled the conditions set forth above.
In accordance with and subject to the Business Corporations Act (Alberta), the by-laws of the Corporation provide that the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer, or a body corporate of which the Corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or other entity if he acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he acted as a director or officer at the Corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Corporation shall also indemnify such person in such other circumstances as the Business Corporations Act (Alberta) permits or requires.
The Corporation maintains a directors’ & officers’ insurance policy for the benefit of the directors and officers of the Corporation and its subsidiaries against liability incurred by them in their official capacities for which they become obligated to pay to the extent permitted by applicable law.
Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXHIBITS

Exhibit
Number	Description

3.1	Form of Underwriting Agreement dated as of February 6, 2007*

4.1	Renewal Annual Information Form dated March 2, 2006, for the year ended December 31, 2005, incorporated by reference to the Corporation’s Annual Report of Form 40-F, filed with the Commission on March 3, 2006

4.2	Audited financial statements, together with the accompanying notes to the financial statements, for the fiscal years ended December 31, 2005 and 2004 and the auditors’ report thereon addressed to the Corporation’s shareholders, incorporated by reference to the Corporation’s Annual Report on Form 40-F, filed with the Commission on March 3, 2006

4.3	Management Proxy Circular dated March 24, 2006 relating to the annual and special meeting of shareholders held on April 26, 2006, excluding those portions which are not prescribed by Canadian securities law to be included in the Canadian Prospectus, incorporated by reference to the Corporation’s Current Report on Form 6-K, furnished to the Commission on March 31, 2006

4.4	Management’s discussion and analysis of financial condition and results of operations dated March 2, 2006, for the year ended December 31, 2005, incorporated by reference to the Corporation’s Annual Report on Form 40-F, filed with the Commission on March 3, 2006

4.5	Unaudited interim financial statements as at September 30, 2006 and for the three and nine months ended September 30, 2006, together with the notes thereto, incorporated by reference to the Corporation’s Current Report on Form 6-K, furnished to the Commission on November 3, 2006

4.6	Management’s discussion and analysis of financial condition and results of operations dated November 2, 2006, for the three and nine months ended September 30, 2006, incorporated by reference to the Corporation’s Current Report on Form 6-K, furnished to the Commission on November 3, 2006

4.7	Reconciliation of financial statements as at September 30, 2006 and for the three and nine months ended September 30, 2006, incorporated by reference to the Corporation’s Current Report on Form 6-K, furnished to the Commission on February 5, 2007

5.1	Consent of Ernst & Young LLP dated February 5, 2007

5.2	Consent of Bennett Jones LLP dated February 5, 2007

5.3	Consent of Fasken Martineau DuMoulin LLP dated February 5, 2007

6.1	Powers of Attorney (included on the signature pages of this Registration Statement)

7.1	Warrant Indenture, dated as of February ___, 2007, between the Corporation and Computershare Trust Company of Canada, as trustee*

*	To be filed by amendment

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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.      Undertaking
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2.     Consent to Service of Process
Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.
Any change to the name and address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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Signatures
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on February 6, 2007.

ONCOLYTICS BIOTECH INC.
By:	/s/ Bradley G. Thompson
Bradley G. Thompson
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on February 6, 2007:

Signature	Title

/s/ Bradley G. Thompson* Bradley G. Thompson	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Douglas A. Ball* Douglas A. Ball	Chief Financial Officer and Director (Principal Financial and Accounting Officer)

/s/ William A. Cochrane* William A. Cochrane	Director

/s/ Ger J. van Amersfoort* Ger J. van Amersfoort	Director

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Signature	Title

/s/ Robert B. Schultz* Robert B. Schultz	Director

/s/ Fred A. Stewart* Fred A. Stewart	Director

/s/ Ed Levy* Ed Levy	Director

/s/ J. Mark Lievonen* J. Mark Lievonen	Director

/s/ Jim Dinning* Jim Dinning	Director

By: /s/ Douglas A. Ball* Douglas A. Ball
Pursuant to powers of attorney executed by the persons named above whose signatures are marked by an asterisk, Douglas A. Ball, as attorney-in-fact, does hereby sign this amendment to the registration statement on behalf of each such person, in each case in the capacity indicated, on the date indicated. Such powers of attorney were filed as a part of the signature block of the Registrant’s form F-10, filed with the Commission on February 5, 2007.

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Authorized representative
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in his capacity as the duly authorized representative of Oncolytics Biotech Inc. in the United States, in the State of California, on February 6, 2007.

By:
/s/ Karl Mettinger
	Name:	Karl Mettinger
	Title:	Chief Medical Officer

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